Exhibit 99.1

1-800-FLOWERS.COM, Inc. Announces Leadership Change

JERICHO, N.Y.--(BUSINESS WIRE)--June 29, 2023--1-800-FLOWERS.COM, Inc. (NASDAQ: FLWS), a leading provider of gifts designed to help inspire customers to give more, connect more, and build more and better relationships, today announced CEO Christopher McCann will be stepping down for personal health reasons, effective July 3, 2023. To ensure continuity going forward, Jim McCann will resume his role as CEO and remain Chairman. Jim McCann served as CEO for the organization from inception through 2016. Christopher McCann will remain on the Company’s Board of Directors and continue to serve on the board and as an officer of various subsidiaries of the Company as he now serves.

“I want to thank Chris for all of his contributions to the company over the many years, as he played an integral role in overseeing our rapid growth and enhancing our market-leading position in the industry,” said Jim McCann, Chairman and Chief Executive Officer of 1-800-FLOWERS.COM, Inc.

Jim McCann continued, “Our rich history of innovation and embracing new technology will continue to play a vital role in solving the gifting needs of our millions of customers. As we look ahead, we have a talented management team and I look forward to working with them as we continue to execute our strategy to be a top destination for our customers’ celebratory and gifting occasions.”

Since its founding, 1-800-FLOWERS.COM, Inc. has continuously evolved its business. More recently it has transformed from a floral-based specialty retailer with multiple-brand add-ons into an Ecommerce gifting platform built for growth. From Fiscal 2019 through Fiscal 2022, the Company grew revenue by more than 75%, and it has a demonstrated ability to grow the company both organically and through acquisitions. 1-800-FLOWERS.COM, Inc. will continue to execute on its strategic plan that is centered on helping its customers build more and better relationships with all the important people in their lives.

About 1-800-FLOWERS.COM, Inc.

1-800-FLOWERS.COM, Inc. is a leading provider of gifts designed to help inspire customers to give more, connect more, and build more and better relationships. The Company’s e-commerce business platform features an all-star family of brands, including: 1-800-Flowers.com®, 1-800-Baskets.com®, Cheryl’s Cookies®, Harry & David®, PersonalizationMall.com®, Shari’s Berries®, FruitBouquets.com®, Things Remembered®, Moose Munch®, The Popcorn Factory®, Wolferman’s Bakery®, Vital Choice®, Stock Yards® and Simply Chocolate®. Through the Celebrations Passport® loyalty program, which provides members with free standard shipping and no service charge across our portfolio of brands, 1-800-FLOWERS.COM, Inc. strives to deepen relationships with customers. The Company also operates BloomNet®, an international floral and gift industry service provider offering a broad-range of products and services designed to help members grow their businesses profitably; Napco℠, a resource for floral gifts and seasonal décor; DesignPac Gifts, LLC, a manufacturer of gift baskets and towers; and Alice’s Table®, a lifestyle business offering fully digital livestreaming and on demand floral, culinary and other experiences to guests across the country. 1-800-FLOWERS.COM, Inc. was recognized among the top 5 on the National Retail Federation’s 2021 Hot 25 Retailers list, which ranks the nation’s fastest-growing retail companies, and was named to the Fortune 1000 list in 2022. Shares in 1-800-FLOWERS.COM, Inc. are traded on the NASDAQ Global Select Market, ticker symbol: FLWS. For more information, visit 1800flowersinc.com or follow @1800FLOWERSInc on Twitter.

Contacts

Investor Contact:
Andy Milevoj
(516) 237-4617
amilevoj@1800flowers.com

Media Contact:
Cherie Gallarello
cgallarello@1800flowers.com